UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 18, 2004

ENBRIDGE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer Identification No.)

1100 Louisiana, Suite 3300, Houston, TX 77002
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 821-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement

On November 18, 2004, Enbridge Energy Partners, L.P. (the "Partnership") entered into a definitive purchase agreement to acquire natural gas gathering and processing assets in North Texas from Devon Energy Corporation for approximately $165 million in cash, excluding normal closing adjustments. The Partnership anticipates that the acquisition will close by the end of 2004, subject to customary regulatory approvals. The Partnership expects that the acquisition will be immediately accretive to distributable cash flow.

The assets to be acquired primarily serve areas of the Fort Worth Basin, which are mature but experiencing minimal production decline rates. The assets include approximately 2,200 miles of gas gathering pipelines and three processing plants with aggregate processing capacity of 81 million cubic feet of natural gas per day. Total current inlet volumes are approximately 55 MMcf/d.

The natural gas produced in this region contains a significant quantity of natural gas liquids and currently yields approximately six gallons per thousand cubic feet of natural gas. Net revenue is derived by purchasing raw natural gas from producers at the wellhead, processing the gas and then selling the natural gas liquids and residue gas streams. The Partnership plans to manage the potential commodity price exposure inherent in these purchase-and-sale transactions within the parameters of its existing cash-flow-at-risk model. A copy of the press release is furnished as Exhibit 99.1 to this form 8-K.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c) EXHIBITS

Description

99.1	Press release of Enbridge Energy Partners, L.P., dated November 23, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P.
(Registrant)

By: Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

	By:	/s/ JODY L. BALKO
Jody L. Balko
Controller
(Duly Authorized Officer)

Date: November 23, 2004